Exhibit 99.2

SpartanNash Announces Results of 2021 Annual Shareholders Meeting

GRAND RAPIDS, MICHIGAN – June 1, 2021 – SpartanNash Company (the “Company”) (Nasdaq: SPTN) today announced that shareholders approved all proposals and re-elected all director nominees at its 2021 annual shareholder meeting, held virtually on May 26.

Shareholders elected 9 directors to the Board of Directors for one-year terms expiring at the 2022 annual meeting.

Shareholders approved the Company’s “say on pay” advisory vote.

Shareholders also ratified the appointment of Deloitte & Touche LLP as the Company’s independent auditor for the current fiscal year.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a Fortune 400 company whose core businesses include distributing grocery products to a diverse group of independent and chain retailers, its corporate-owned retail stores and U.S. military commissaries and exchanges; as well as operating a premier fresh produce distribution network. SpartanNash serves customer locations in all 50 states and the District of Columbia, Europe, Cuba, Puerto Rico, Honduras, Iraq, Kuwait, Bahrain, Qatar and Djibouti. SpartanNash currently operates 150 supermarkets, primarily under the banners of Family Fare, Martin’s Super Markets, D&W Fresh Market, VG’s Grocery and Dan’s Supermarket. Through its MDV military division, SpartanNash is a leading distributor of grocery products to U.S. military commissaries.

Investor Contacts:	Jason Monaco	Executive Vice President and Chief Financial Officer	Jason.Monaco@spartannash.com
	Chris Mandeville Anna Kate Heller	ICR ICR	SpartanNashIR@icrinc.com SpartanNashIR@icrinc.com

Media Contact:	Adrienne Chance	Vice President Corporate Affairs and Communications	Adrienne.Chance@spartannash.com

1